Exhibit 99.1

Popular, Inc. Announces Redemption of Senior Notes Due 2023

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – July 14, 2023 – Popular, Inc. (“Popular”) (NASDAQ: BPOP) announced today that it has delivered a redemption notice to The Bank of New York Mellon, as trustee, to redeem, on August 14, 2023 (the “Redemption Date”), all outstanding $300,000,000 aggregate principal amount of the 6.125% Senior Notes due 2023 (the “2023 Notes”) issued by Popular. The redemption price for the 2023 Notes will be a price equal to 100% of the principal amount of the 2023 Notes to be so redeemed, plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”).

The redemption is being made pursuant to the terms of the Senior Indenture, dated as of February 15, 1995, as supplemented, between Popular, as issuer, and The Bank of New York Mellon, as trustee.

The 2023 Notes are held only in book-entry form through The Depository Trust Company (“DTC”). DTC will redeem the 2023 Notes in accordance with its procedures and notify holders. Holders of the 2023 Notes need not take any action to receive payment of the Redemption Price.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Senior Vice President and Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com